NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal Engman	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3200
E-Mail:tengman@washreit.com	www.washreit.com

January 2, 2018

WASHINGTON REIT TO ACQUIRE ARLINGTON TOWER IN ROSSLYN, VA;
ALSO ANNOUNCES LETTER OF INTENT FOR THE SALE OF 2445 M STREET IN WASHINGTON, DC

Washington REIT (Washington Real Estate Investment Trust – NYSE: WRE) has entered into a definitive agreement to purchase Arlington Tower, a 398,000 square foot, Class A office building located in the heart of the Rosslyn submarket in Arlington, VA, for approximately $250 million. The Company expects to close the acquisition in the first quarter of 2018, subject to the satisfaction of customary closing conditions.

Located at 1300 North 17th Street, two blocks from the Rosslyn Metro station, Arlington Tower has a Walk Score® of 95 and offers instant commuter access to Interstate 66, Route 50 and the George Washington Parkway. Built in 1980 and extensively renovated in the past five years with capital improvements of approximately $16 million, this 19-story office building sits near the Potomac River and enjoys panoramic river and monument views.

Washington REIT has also executed a non-binding Letter of Intent with an institutional buyer to sell 2445 M Street NW, its 292,000 square foot DC office building where the sole tenant, the Advisory Board Company, is expected to vacate on May 31, 2019. The proposed sale of 2445 M Street is subject to negotiation and execution of definitive transaction documents and the satisfaction of all closing conditions set forth in such definitive transaction documents. Washington REIT expects to announce the anticipated proceeds and closing date for this sale after it has entered into a contract with the buyer. In addition, the Company has entered into a definitive agreement with respect to the previously announced sale of Braddock Metro Center and now expects to complete this transaction later this month, subject to the satisfaction of customary closing conditions.

”We are strategically allocating capital out of 2445 M Street and into Arlington Tower to improve our long-term growth prospects in a resurging Rosslyn, while de-risking the portfolio through increased cash flow stability and reduced exposure to single-tenant assets,” said Paul T. McDermott, President and Chief Executive Officer of Washington REIT. “Our research indicates that Rosslyn is at an inflection point with rising rents and declining vacancy as it transitions from a 9 to 5 Federal Government and contractor hub into a 24-hour urban destination with the demographics, amenities and infrastructure to attract top-tier corporations.”

Arlington Tower is leased to prestigious tenants including B. Riley FBR, Raytheon/BBN Technologies, Promontory Interfinancial Network, Graham Holdings, Pepco and the National Electrical Manufacturers Association. The above-mentioned renovation provided a new plaza, lobby, destination dispatch elevators, tenant exclusive rooftop deck, state-of-the-art fitness center and updated onsite retail amenities.

Washington REIT is a self-administered, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 49 properties, totaling approximately 6.3 million square feet of commercial space and 4,268 multifamily units, and land held for development. These 49 properties consist of 20 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release, including with respect to the potential acquisition of Arlington Tower and the potential sales of 2445 M Street and Braddock Metro Center are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this press release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual

Washington Real Estate Investment Trust
FOR IMMEDIATE RELEASE

results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general and local economic and real estate market conditions, the potential for federal government budget reductions, the risk of failure to complete contemplated acquisitions and dispositions (or enter into definitive agreements with respect to transactions under non-binding letters of intent), the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2016 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.